EXHIBIT 15
August 1, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated August 1, 2006 on our review of interim financial information of Baxter International Inc. (the “Company”) as of June 30, 2006 and for the three and six month periods ended June 30, 2006 and 2005 included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-8813, 33-15523, 33-15787, 33-28428, 33-33750, 33-54069, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421 and 333-105032), on Form S-3 (Nos. 33-5044, 33-23450, 333-54014, 333-106041 and 333-123811) and on Form S-4 (Nos. 33-808, 33-15357, 33-53937, 333-36670 and 333-133449-01).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois